Exhibit 10.1

TELETECH HOLDINGS, INC.

RESTRICTED STOCK UNIT AGREEMENT

(Operating Committee Member)

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into between TELETECH HOLDINGS, INC., a Delaware corporation (“TeleTech”), and Regina Paolillo (“Grantee”), as of November 15, 2011 (the “Grant Date”).  In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

1.             Grant of RSUs.  Subject to the terms and conditions of the TeleTech Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”), a copy of which is attached hereto and incorporated herein by this reference, TeleTech grants to Grantee 100,000 RSUs  (the “Award”).

2.                                       Rights Upon Certain Events.

(a)           Rights Upon Termination of Service.  If Grantee incurs a “Termination of Service” (as defined below) for any reason other than (i) for “Cause” (as defined below), (ii) Grantee’s death, or (iii) Grantee’s mental, physical or emotional disability or condition (a “Disability”), Grantee shall retain rights of ownership to any then vested portion of the Award.  Any unvested portion of the Award shall be immediately cancelled.

(b)           Rights Upon Termination of Service For Cause.  If Grantee incurs a Termination of Service for Cause, the RSUs shall be immediately cancelled.

(c)           Rights Upon Grantee’s Death or Disability.  If Grantee incurs a Termination of Service as a result of Grantee’s death or disability, Grantee shall retain any then vested portion of the Award.  Any unvested portion of the Award shall be immediately cancelled.

3.                                       Vesting.

(a)           The RSU Award shall vest in three installments beginning on November 15, 2013, as delineated in the table below:

Vesting Schedule
Vesting Date	Cumulative Percentage
November 15, 2013	25%
November 15, 2014	25%
November 15, 2015	50%

(b)           Grantee must not have incurred a Termination of Service before any Vesting Date in order to vest in the portion of the RSUs that vest on such Vesting Date.  No portion of the RSUs shall vest between Vesting Dates; if Grantee incurs a Termination of Service for any reason, then any portion of the RSUs that is scheduled to vest on any Vesting Date after the date Grantee’s Termination of Service is terminated automatically shall be forfeited as of the Termination of Service.

3A.      Vesting Following a Change in Control.

(a)        Accelerated Vesting.  Notwithstanding the vesting schedule contained in Section 3, upon a “Change in Control” (as hereinafter defined), any unvested Performance Vesting RSUs and Time Vesting RSUs that would otherwise vest on or after the effective date of the Change in Control shall be accelerated and become 100% vested on the effective date of the Change in Control; provided, however, that for purposes of a Change in Control pursuant to Section 3A(b)(i) hereof, the unvested Performance Vesting RSUs and Time Vesting RSUs shall be deemed to have vested immediately prior to a Change in Control transaction described in Section 3(b)(i) hereof in order to allow such Performance Vesting RSUs and Time Vesting RSUs to participate in such Change in Control transaction.

(b)           Definition of “Change in Control”. For purposes of this Agreement, “Change in Control” means the occurrence of any one of the following events:

(i)            any consolidation, merger or other similar transaction (A) involving TeleTech, if TeleTech is not the continuing or surviving corporation, or (B) which contemplates that all or substantially all of the business and/or assets of TeleTech will be controlled by another corporation;

(ii)           any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TeleTech (a “Disposition”); provided, however, that the foregoing shall not apply to any Disposition to a corporation with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51% of the then outstanding Common Stock and/or other voting securities of TeleTech immediately prior to such Disposition, in substantially the same proportion as their ownership immediately prior to such Disposition;

(iii)          approval by the stockholders of TeleTech of any plan or proposal for the liquidation or dissolution of TeleTech, unless such plan or proposal is abandoned within 60 days following such approval;

(iv)          the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 51% or more of the outstanding shares of voting stock of TeleTech; provided, however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (A) by any person made directly from TeleTech, (B) made by TeleTech or any Subsidiary, or (C) made by an employee benefit plan (or related trust) sponsored or maintained by TeleTech or any Subsidiary; or

(v)           if, during any period of 15 consecutive calendar months commencing at any time on or after the Grant Date, those individuals (the “Continuing Directors”) who either (A) were directors of TeleTech on the first day of each such 15-month period, or (B) subsequently became directors of TeleTech and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of TeleTech, cease to constitute a majority of the board of directors of TeleTech.

(c)           Other Definitions.  The following terms have the meanings ascribed to them below:

(i)            “Cause” has the meaning given to such term, or to the term “For Cause” or other similar phrase, in Grantee’s Employment Agreement with TeleTech or any Subsidiary, if any; provided, however, that if at any time Grantee’s employment or service relationship with TeleTech or any Subsidiary is not governed by a written agreement or if such written agreement does not define “Cause,” then the term “Cause” shall have the meaning given to such term in the Plan.

(ii)           “Termination Date” means the date upon which Grantee incurs a Termination of Service and for a Grantee who is then an employee, shall mean the latest day on which Grantee is expected to report to work and is responsible for the performance of services to or on behalf of TeleTech or any Subsidiary, notwithstanding that Grantee may be entitled to receive payments from TeleTech (e.g., for unused vacation or sick time, severance payments, deferred compensation or otherwise) after such date; and

(iii)          “Termination of Service” shall mean:

(a)  As to an Independent Director, the time when a Participant who is an Independent

Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences employment with TeleTech or remains in employment or service with TeleTech or any Subsidiary in any capacity.

(b) As to an employee, the time when the employee-employer relationship between a Participant and TeleTech or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences service with TeleTech as an Independent Director.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an Independent Director or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.   For purposes of the Plan, a Participant’s employee-employer relationship or Independent Director relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

(iv)          “Independent Director” means a Director of TeleTech who is not an employee of TeleTech or any Subsidiary.

3B.      Settlement of Vested RSUs.   RSUs subject to an Award shall be settled pursuant to the terms of the Plan as soon as reasonably practicable following the vesting thereof, but in no event later than March 15 of the calendar year following the calendar year in which the RSUs vest.

4.             RSUs Not Transferable and Subject to Certain Restrictions.  The RSUs subject to the Award may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Internal Revenue Code of 1986, as amended (the “Code”).

5.             Forfeiture  If at any time during Grantee’s employment or services relationship with TeleTech or at any time during the 12 month period following Grantee’s Termination of Service, a Forfeiture Event (as defined below) occurs, then at the election of the Committee, (a) this Agreement and all unvested RSUs granted hereunder shall terminate and (b) Grantee shall return to TeleTech for cancellation all shares held by Grantee plus pay TeleTech the amount of any proceeds received from the sale of any shares to the extent such shares were issued pursuant to RSUs granted under this Agreement that vested (i) during the 24 month period immediately preceding the Forfeiture Event, or (ii) on the date of or at any time after such Forfeiture Event. “Forfeiture Event” means the following: (i) conduct related to Grantee’s employment or service relationship for which criminal penalties may be sought; (ii) Grantee’s commission of an act of fraud or intentional misrepresentation; (iii) Grantee’s embezzlement or misappropriation or conversion of assets or opportunities of TeleTech or any Subsidiary; (iv) Grantee’s breach of any the non-competition or non-solicitation provisions; (v) Grantee’s disclosing or misusing any confidential or proprietary information of TeleTech or any Subsidiary or violation of any policy of TeleTech or any Subsidiary or duty of confidentiality; or (vi) any other material breach of the Code of Conduct or other appropriate and applicable policy of TeleTech or any Subsidiary.  The Committee, in its sole discretion, may waive at any time in writing this forfeiture provision and release Grantee from liability hereunder.

6.             Acceptance of Plan.  Grantee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.

7.             No Right to Employment.  Nothing herein contained shall confer upon Grantee any right to continuation of employment or service relationship by TeleTech or any Subsidiary, or interfere with the right of TeleTech or any Subsidiary to terminate at any time the employment or service relationship of Grantee.  Nothing contained herein shall confer any rights upon Grantee as a stockholder of TeleTech, unless and until Grantee actually receives shares of Common Stock.

8.             Adjustments.  Subject to the sole discretion of the Board of Directors, TeleTech may, with respect to any vested RSUs that have not been settled pursuant to the Plan, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares that may be used to settle vested RSUs in the event of a change in the corporate structure or shares of TeleTech; provided, however, that no adjustment shall be made for the issuance of preferred stock of TeleTech or the conversion of convertible preferred stock of TeleTech.  For purposes of this Section 8, a change in the corporate structure or shares of TeleTech includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization or liquidation, and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of TeleTech or another entity.

9.             No Other Rights.  Grantee hereby acknowledges and agrees that, except as set forth herein, no other representations or promises, either oral or written, have been made by TeleTech, any Subsidiary or anyone acting on their behalf with respect to Grantee’s rights under this Award, and Grantee hereby releases, acquits and forever discharges TeleTech, the Subsidiaries and anyone acting on their behalf of and from all claims, demands or causes of action whatsoever relating to any such representations or promises and waives forever any claim, demand or action against TeleTech, any Subsidiary or anyone acting on their behalf with respect thereto.

10.           Confidentiality.  GRANTEE AGREES NOT TO DISCLOSE, DIRECTLY OR INDIRECTLY, TO ANY OTHER EMPLOYEE OF TELETECH AND TO KEEP CONFIDENTIAL ALL INFORMATION RELATING TO ANY AWARDS GRANTED TO GRANTEE, PURSUANT TO THE PLAN OR OTHERWISE, INCLUDING THE AMOUNT OF ANY SUCH AWARD AND THE RATE OF VESTING THEREOF; PROVIDED THAT GRANTEE SHALL BE ENTITLED TO DISCLOSE SUCH INFORMATION TO SUCH OF GRANTEE’S ADVISORS, REPRESENTATIVES OR AGENTS, OR TO SUCH OF TELETECH’S OFFICERS, ADVISORS, REPRESENTATIVES OR AGENTS (INCLUDING LEGAL AND ACCOUNTING ADVISORS), WHO HAVE A NEED TO KNOW SUCH INFORMATION FOR LEGITIMATE TAX, FINANCIAL PLANNING OR OTHER SUCH PURPOSES.

11.           Severability.  Any provision of this Agreement (or portion thereof) that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 11, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

12.           References.  Capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Plan.

13.           Entire Agreement.  This Agreement (including the Plan) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between TeleTech and Grantee relating to Grantee’s entitlement to RSUs or similar benefits, under the Plan or otherwise.

14.           Amendment.  This Agreement may be amended and/or terminated at any time by mutual written agreement of TeleTech and Grantee; provided, however that TeleTech, in its sole discretion, may amend the definition of “Change in Control” in Section 3A(b) from time to time without the consent of Grantee.

15.           Section 409A.

(a)          Notwithstanding any provision herein to the contrary, for purposes of determining whether Grantee has incurred a Termination of Service for purposes of Section 3A hereof, Grantee will not be treated as having incurred a Termination of Service unless such termination constitutes a “separation from service” as defined for purposes

of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).   If Grantee has a “separation from service” following a Change in Control pursuant to Section 3A(a), the RSUs vesting as a result of such “separation from service” will be paid on a date determined by TeleTech within 5 days of Grantee’s “separation from service.”  If Grantee is a “specified employee” (within the meaning of Section 409A) with respect to TeleTech at the time of a “separation from service” and Grantee becomes vested in RSUs as a consequence of a “separation from service,” the delivery of property in settlement of such vested RSUs shall be delayed until the earliest date upon which such property may be delivered to Grantee without being subject to taxation under Section 409A.

(b)          This Restricted Stock Unit Agreement and the Award are intended to be exempt from the provisions of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for any payments to be made within the applicable “short-term deferral” period (within the meaning of Section 1.409A-1(b)(4) of the Department of Treasury regulations) following the lapse of a “substantial risk of forfeiture” (within the meaning of Section 1.409A-1(d) of the Department of Treasury regulations).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A of the Code, the Committee, in its sole discretion, may adopt such amendments  to this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, from time to time, without the consent of Grantee, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.

16.           No Third Party Beneficiary.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than Grantee and Grantee’s respective successors and assigns expressly permitted herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

17.           Governing Law.  The construction and operation of this Agreement are governed by the laws of the State of Delaware (without regard to its conflict of laws provisions).

[SIGNATURE PAGE TO FOLLOW]

Executed as of the date first written above.

TELETECH HOLDINGS, INC.

By:	/s/ Michael M. Jossi
Name: Michael M. Jossi
Title: EVP, Global Human Capital

/s/ Regina Paolillo
Signature of Regina Paolillo (“Grantee”)

Grantee’s Social Security Number